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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.     )

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[_]	Preliminary Information Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
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PPL Electric Utilities Corporation

(Name of Registrant As Specified In Charter)

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PPL Electric Utilities Corporation

Notice of Annual Meeting April 22, 2002 and Information Statement (including appended 2001 Financial Statements)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the Clarion Hotel in the Harvest Room, 904 Hamilton Street, Allentown, Pennsylvania, on Monday, April 22, 2002, at 8:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1. The election of directors.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

Proxies are not being solicited from PPL Electric Utilities Shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors.

Only Shareowners of record at the close of business on Thursday, February 28, 2002, will be entitled to vote at the Annual Meeting or any adjournments thereof. All Shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By	Order of the Board of Directors.

Eli	zabeth Stevens Duane
Se	cretary

March 21, 2002

Information Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to Shareowners on or about March 21, 2002.

PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Thursday, February 28, 2002, as the record date for Shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4½% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 78,846,052 shares was outstanding on the Record Date, consisting of 78,029,863 shares of Common Stock all owned by PPL, 247,524 shares of 4½% Preferred Stock and 568,665 shares of Series Preferred Stock.

As of February 15, 2002, there are no entities known by the Company to own more than five percent of any class or series of preferred stock entitled to vote at the Annual Meeting.

Although proxies are not being solicited, Shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2002, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors.

To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

With respect to the election of directors, Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1:    ELECTION OF DIRECTORS

The nominees this year are John R. Biggar, Michael E. Bray, Paul T. Champagne, Dean A. Christiansen, Lawrence E. De Simone, Robert J. Grey, William F. Hecht, James H. Miller and Roger L. Petersen, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

JOHN R. BIGGAR, 57, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL Corporation. He is also a director of PPL Corporation, and is a manager of PPL Montana, LLC and PPL Transition Bond Company, LLC. Mr. Biggar earned a Bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL Corporation in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar has been a Director since 2000.

MICHAEL E. BRAY, 54, serves as President of the Company and also serves as Chief Executive Officer of PPL Gas Utilities Corporation, a PPL Corporation subsidiary specializing in natural gas distribution, transmission and storage services and the sale of propane. Mr. Bray holds a B.S. in mechanical engineering from the University of Missouri and an M.B.A. from Washington University. Mr. Bray has worked for 30 years in the energy industry, holding key positions at General Electric Co. from 1970 to 1987. Prior to joining the Company in April 2000, he served as President and Chief Executive Officer of Consolidated Edison Development, Inc., Senior Vice President of the Electric Business Unit of Long Island Lighting Co. and President and Chief Executive Officer of D.B. Riley Consolidated, Inc. He currently serves as Chairman of the Energy Association of Pennsylvania. Mr. Bray has been a Director since 2000.

PAUL T. CHAMPAGNE, 43, serves as President of PPL EnergyPlus, LLC, a subsidiary of PPL Corporation that markets energy in key U.S. markets. Mr. Champagne earned a B.S. in chemical engineering and completed master’s course work in mechanical engineering at the University of Illinois. Mr. Champagne served as President of PPL Global, LLC, a PPL Corporation subsidiary, for three years and prior to that as its Vice President and Senior Development Officer. Prior to joining PPL Global in 1995, he served in several business development positions at Edison Mission Energy Company, including Midwest regional manager. Mr. Champagne has been a Director since 2000.

DEAN A. CHRISTIANSEN, 42, is President of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Lord provides structuring support to the asset securitizations industry through independent governance, ownership and management of special purpose entities formed in connection with securitization and similar debt issuances. He is a founding principal of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. Mr. Christiansen is a graduate of the University of Notre Dame with a degree in Government, and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of managers of PPL Transition Bond Company, LLC and PSEG Transition Funding LLC. He has been a Director since 2001.

LAWRENCE E. DE SIMONE, 54, serves as Executive Vice President–Supply of the Company’s parent, PPL Corporation. He is also a member of the board of managers of PPL Transition Bond Company, LLC. Mr. De Simone earned a B.A. in economics from Claremont McKenna College and a Ph.D. in business administration from the University of California at Berkeley. Before being named to his current position, Mr. De Simone served as President of PPL EnergyPlus, LLC, a PPL Corporation subsidiary. Before joining PPL EnergyPlus in 1998, Mr. De Simone served as Senior Vice President-Energy Services for Virginia Power Co. and President of Central & South West Corp.’s energy services and telecommunications operations as well as its Vice President for Strategic Planning. He has been a Director since 2000.

ROBERT J. GREY, 51, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL Corporation and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his B.A. from Columbia University, a law degree from Emory University, and a Master of Laws degree in taxation from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL Corporation and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.

WILLIAM F. HECHT, 59, is Chairman, President and Chief Executive Officer of the Company’s parent, PPL Corporation and is Chairman of the Company. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL Corporation position in February 1995. Mr. Hecht is a director of Dentsply International, Inc., RenaissanceRe Holdings Ltd. and PPL Corporation, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.

JAMES H. MILLER, 53, is President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in Pennsylvania, Montana, Connecticut, Maine and Arizona and serves as a manager of PPL Montana, LLC. Mr. Miller earned a B.S. degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President of USEC, Inc., President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager of Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.

ROGER L. PETERSEN, 51, serves as President of PPL Global, LLC, a subsidiary of PPL Corporation that invests in and develops power projects world-wide. Mr. Petersen earned a business management degree from the University of California at Los Angeles, a bachelor’s degree in mechanical engineering from South Dakota State University and a master’s degree in engineering from California Polytechnic University at Pomona. Prior to being named to his current position in October 2001, Mr. Petersen served as President and Chief Executive Officer of PPL Montana, LLC for two years, and Vice President and Chief Operating Officer of PPL Global, LLC for four years, both of which are PPL Corporation subsidiaries. Mr. Petersen also served as regional Vice President of Edison Mission Energy and as project manager of U.S. and international projects at Fluor-Daniel. Mr. Petersen has been a Director since 2001.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

The Board of Directors held four meetings during 2001. Each director attended 75% of the meetings held by the Board and its Committees during the year, except for Mr. De Simone who attended 50%. The average attendance of directors at the Board and Committee meetings held during 2001 was 82%.

Compensation of Directors

The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors.

Stock Ownership

As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL Corporation. No directors or executive officers own any PPL Electric Utilities preferred stock.

Board Committees

Executive Committee.    During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the Company’s Articles and Bylaws. This Committee did not meet during 2001. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Bray.

Retirement Plans for Executive Officers

PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for officers hired before January 1, 1998.

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired Before 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$ 300,000	101,580	142,080	157,080	172,080
350,000	121,830	169,080	186,580	204,080
400,000	142,080	196,080	216,080	236,080
450,000	162,330	223,080	245,580	268,080
500,000	182,580	250,080	275,080	300,080
550,000	202,830	277,080	304,580	332,080
600,000	223,080	304,080	334,080	364,080
650,000	243,330	331,080	363,580	396,080
700,000	263,580	358,080	393,080	428,080
750,000	283,830	385,080	422,580	460,080
800,000	304,080	412,080	452,080	492,080
850,000	324,330	439,080	481,580	524,080
900,000	344,580	466,080	511,080	556,080
950,000	364,830	493,080	540,580	588,080
1,000,000	385,080	520,080	570,080	620,080
1,050,000	405,330	547,080	599,580	652,080
1,100,000	425,580	574,080	629,080	684,080
1,150,000	445,830	601,080	658,580	716,080
1,200,000	466,080	628,080	688,080	748,080
1,250,000	486,330	655,080	717,580	780,080

Benefits under the Retirement Plan are calculated by determining the greater of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service, added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Abel deferred $15,600 of compensation for 2001.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

As of January 1, 2002, the years of credited service under the Retirement Plan for Messrs. Bray, McCabe and Abel were 1.58, 7.08 and 20.92, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan, except in the case of Mr. Bray who is entitled to three years of additional credited service.

For officers hired on or after January 1, 1998, including Mr. Bray, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.

The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired On or After 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$ 300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
750,000	225,000	300,000	356,250	412,500
800,000	240,000	320,000	380,000	440,000
850,000	255,000	340,000	403,750	467,500
900,000	270,000	360,000	427,500	495,000
950,000	285,000	380,000	451,250	522,500
1,000,000	300,000	400,000	475,000	550,000
1,050,000	315,000	420,000	498,750	577,500
1,100,000	330,000	440,000	522,500	605,000
1,150,000	345,000	460,000	546,250	632,500
1,200,000	360,000	480,000	570,000	660,000
1,250,000	375,000	500,000	593,750	687,500

For existing officers, effective January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997. The years of credited service under the SERP for Mr. Bray are 4.58.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Each officer was an employee of the Company until June 30, 2000. Effective July 1, 2000, Messrs. McCabe and Abel are not paid separately as officers of PPL Electric Utilities, but are employees of PPL Services Corporation.

	Annual Compensation				Long-Term Compensation		All Other Compensation[4] ($)
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation ($)	Restricted Stock Award[3] ($)	Options (#)

Michael E. Bray President and Vice Chair	2001 2000 1999	294,808 197,307 0	103,139 189,080 0	0 0 0	66,900 143,236 0	37,780 0 0	5,100 68,394 0
Joseph J. McCabe Vice President and Controller	2001 2000 1999	209,728 194,617 174,000	58,438 91,817 63,842	0 0 0	41,144 58,131 28,400	15,750 15,950 13,100	5,335 5,294 3,887
James E. Abel Treasurer	2001 2000 1999	205,553 191,584 154,813	57,202 90,658 64,046	900[2] 0 0	40,475 57,270 27,291	15,550 15,410 5,750	5,828 5,697 4,365

[1]
Salary and bonus data include deferred compensation. Bonus data includes a one-time employment bonus of $50,000 for Mr. Bray, who joined the Company in April 2000, as Senior Vice President. Effective July 1, 2000, Mr. Bray became President and Vice Chair.

[2]	Includes fees earned by Mr. Abel for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.
[3]
Mr. Bray was granted 2,500 shares of restricted PPL common stock with a three-year restriction period, as a one-time employment bonus. The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2001, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Bray—4,440 shares ($154,734), Mr. McCabe—3,420 shares ($119,187) and Mr. Abel—3,060 shares ($106,641). These year-end data do not include awards made in January 2002, for 2001 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years.

[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Bray in 2000.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options granted to the Named Executive Officers during 2001.

	Individual Grants[1]				Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2001	Exercise or Base Price	Expiration Date	Grant Date[2] Present Value
M. E. Bray	37,780	4.1%	$43.1562	1/24/2011	$356,265
J. J. McCabe	15,750	1.7	43.1562	1/24/2011	148,523
J. E. Abel	15,550	1.7	43.1562	1/24/2011	146,637

[1]	Exercisable in three equal annual installments beginning January 25, 2002.
[2]
Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	5.74%
Volatility	30.04%
Dividend yield	4.78%
Time of exercise	10 years

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2001 and the number and values of all unexercised stock options as of December 31, 2001.

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
M. E. Bray	0	—	—	37,780	0	0
J. J. McCabe	5,317	$127,329	24,483	30,750	72,975	169,909
J. E. Abel	7,053	135,869	0	27,740	—	144,919

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $35.20, the average of the high and low price of PPL common stock on December 31, 2001.

CHANGE IN CONTROL ARRANGEMENTS

PPL has entered into agreements with each of the Named Executive Officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2002, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1998.) In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and, for Mr. Bray, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

EMPLOYMENT AGREEMENT

Mr. Bray has an employment agreement with the Company which provides for a base annual salary for his first year of employment of $285,000, guaranteed for one year unless terminated for cause. If his employment is terminated for reasons other than for cause after his first year of employment, he will continue to receive his salary for a period of 52 weeks or until he secures alternative employment, whichever occurs first, under certain conditions. In addition, Mr. Bray as an officer of the Company participates in the Short-Term Incentive Plan and the Incentive Compensation Plan; his employment agreement guarantees that his first-year Short-Term cash award and restricted stock multiples will be based on a guaranteed minimum of 100% goal attainment and will be calculated based on a full year’s base salary. Under the agreement, Mr. Bray also participates in the SERP described above.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

GENERALLY

PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.

The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for the Company) and the presidents of PPL’s principal operating subsidiaries, including Mr. Bray1 (collectively the “executive officers”). This Committee is comprised entirely of independent outside directors.

Messrs. Abel and McCabe are officers of PPL Electric Utilities and certain other affiliated companies. Accordingly, their compensation discussed herein includes compensation earned for services to PPL Electric Utilities and its affiliates.

COMPENSATION PHILOSOPHY

During 2001, PPL had in place two major components of compensation for the executive officers—base salary and incentive compensation. Base salaries reflect the value of the various PPL executive positions relative to similar positions—both within PPL and in other companies—and individual executive performance. The incentive compensation component is designed with the objective of placing a large portion of executive compensation “at risk.” The incentive component, which is comprised of cash, restricted stock and stock options, is designed to incent and reward executive officers for annual corporate financial and operational performance, the achievement of certain corporate initiatives, and long-term enhancement of shareowner value. The following is a description of the 2001 executive officer base salaries established, and incentive compensation awarded, by the Committee pursuant to PPL’s Short-Term Incentive Plan and Incentive Compensation Plan.

Base Salaries

In general, PPL’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable PPL to attract and retain high-quality executive talent. To meet this objective, PPL regularly reviews salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, PPL annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that officer.

The Committee reviewed salary ranges for Mr. Bray by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against the 50th percentile salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salary and performance of Mr. Bray. The Committee solicited input and recommendations from the Chief Executive Officer of PPL regarding the performance and the salary of Mr. Bray. Using this information, the Committee made an appropriate salary adjustment for Mr. Bray, effective as of January 1, 2001. The base salaries of Messrs. Abel and McCabe were approved by the Executive Vice President and Chief Financial Officer of PPL, to whom they report, based on market conditions and individual performance.

[1]	Mr. Bray has no position with PPL but is a PPL “executive officer” by virtue of his position as President of PPL Electric Utilities.

Incentive Awards

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific independent goals established for each calendar year. For 2001, the executive officers had an award target of 50%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2001 included specific financial and operational measures designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories varied for the individual officers to reflect different levels of influence they have on the attainment of goals. Mr. Bray’s goal weightings for 2001 were allocated 30% to corporate financial goals, 50% to operation of the Company and 20% to operation of other subsidiaries.

With respect to Messrs. Abel and McCabe, 80% of their cash award was based on achievement of key corporate financial and operational goals and 20% on individual performance. The weightings of these corporate goals were 30% for the financial goals and 50% for the operational goals based on the operational results of PPL Electric Utilities and various affiliates.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2001 performance.

Restricted Stock Awards

Restricted PPL stock also is made available to the officers based on the achievement of strategic objectives designed to enable PPL to continue to provide value to its Shareowners. Goals were related to increasing Shareowner value through implementation of actions to realize the market potential of the unregulated business and the creation of a world class workforce to enhance the Company’s competitive position in the global marketplace. Annual awards are based on the achievement of these goals. The executive officers had an award target, based on their positions, as a percentage of base salary; Mr. Bray had a target of 35% and Messrs. Abel and McCabe had a target of 30%.

Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of stock award encourages executive officers to continue their service at PPL. This program also encourages increased stock ownership on the part of the officers and aligns the interests of management and Shareowners.

Stock Option Incentive Awards

The Committee may grant the officers options to purchase shares of PPL common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of PPL. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets. Based on its review of market compensation data, the Committee in 2001 increased the level of option grants to the executive officers to further align the interests of the executive officers and shareowners.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2001, the Committee in January 2002 made the following incentive cash and restricted stock awards:

Name and Position	Performance Attained	Cash Bonus	Performance Attained	Shares of Restricted Stock

Michael E. Bray—President	69.9%	$103,139	65%	2,000
Joseph J. McCabe—Vice President and Controller	69.0%	$58,438	65%	1,230
James E. Abel—Treasurer	69.0%	$57,202	65%	1,210

Finally, the Committee made the following non-qualified stock option awards in January 2001, under the Incentive Compensation Plan: Mr. Bray—37,780 options; Mr. McCabe—15,750 options; and Mr. Abel—15,550 options.

COMPENSATION OF THE PRESIDENT

Mr. Bray’s 2001 base salary of $285,000 was established based on a review of salaries of incumbents in similar positions at comparable companies and on Mr. Bray’s performance.

Based on PPL’s performance on the specific corporate financial and operational goals discussed above, Mr. Bray received a cash award equal to approximately 34.9% of his salary. Mr. Bray received a restricted stock award equal to approximately 22.8% of his salary based on performance. In addition, Mr. Bray was granted stock options in 2001, as described above.

Th	e Board of Directors

Wi	lliam F. Hecht, Chairman
Jo	hn R. Biggar
Mi	chael E. Bray
Pa	ul T. Champagne
De	an A. Christiansen
La	wrence E. De Simone
Ro	bert J. Grey
Ja	mes H. Miller
Ro	ger L. Petersen

INDEPENDENT ACCOUNTANTS

Upon the recommendation of PPL Corporation’s Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of PPL appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 2002, for PPL and its subsidiaries, including the Company. This appointment is subject to reconsideration by the Board if it is not ratified by the Shareowners of PPL.

FEES TO INDEPENDENT AUDITORS

Audit Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year were $145,000.

Financial Information Systems Design and Implementation Fees

PricewaterhouseCoopers LLP did not render any professional services for the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for services rendered to the Company other than the Audit Fees for the fiscal year ended December 31, 2001 were $47,000.

The Audit Committee of PPL also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor.

MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

PROPOSALS FOR 2003 ANNUAL MEETING

To be included in the Proxy material for the 2003 Annual Meeting, any proposal intended to be presented at that meeting by a Shareowner must be received by the Secretary no later than November 21, 2002. To be properly brought before the Annual Meeting, any proposal must be received by seventy-five days prior to the 2003 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

The Company’s annual financial statements and related management discussion are appended to this document.

By	Order of the Board of Directors.
Elizabeth Stevens Duane
Secretary

March 21, 2002

Schedule A

PPL Electric Utilities Corporation

2001 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Bankers Trust Company, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to JPMorgan Chase Bank, as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses that is capitalized as part of construction cost.

APB—Accounting Principles Board.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act (Pennsylvania Electricity Generation Customer Choice and Competition Act)—legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

DEP—Department of Environmental Protection.

Derivative—a financial instrument or other contract with all three of the following characteristics:

a.
It has (1) one or more underlyings and (2) one or more notional amounts or payment provisions or both. Those terms determine the amount of the settlement or settlements, and, in some cases, whether or not a settlement is required.

b.
It requires no initial net investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.

c.
Its terms require or permit net settlement, it can readily be settled net by a means outside the contract, or it provides for delivery of an asset that puts the recipient in a position not substantially different from net settlement.

ESOP—Employee Stock Ownership Plan.

FASB    (Financial Accounting Standards Board)—a rulemaking organization that establishes financial accounting and reporting standards.

FERC  (Federal Energy Regulatory Commission)—federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

GAAP—Generally accepted accounting principles.

IBEW—International Brotherhood of Electrical Workers.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

IRS—Internal Revenue Service.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatthours.

NRC (Nuclear Regulatory Commission)—federal agency that regulates operation of nuclear power facilities.

NUGs  (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PCB (Polychlorinated Biphenyl)—additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

PEPS Units (Premium Equity Participating Security Units)—securities issued by PPL Capital Funding Trust I and PPL, consisting of a Preferred Security and a forward contract to purchase PPL Corporation common stock.

PJM (PJM Interconnection, LLC)—operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

PLR—Provider of Last Resort, refers to PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a PPL financing subsidiary.

PPL Capital Funding Trust I—a Delaware statutory business trust created to issue PEPS Units, whose common securities are held by PPL.

PPL Capital Trust—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

PPL Capital Trust II—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory, and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, which is a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply which markets wholesale and retail electricity, and supplies energy and energy services in newly deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries. Formed in November 2000, PPL Energy Supply is a subsidiary of PPL Energy Funding.

PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL specializing in natural gas distribution, transmission and storage services, and the sale of propane.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply which, effective July 1, 2000, owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply, which invests in and develops domestic and international power projects, and owns and operates international power projects.

PPL Holtwood—PPL Holtwood, LLC, a subsidiary of PPL Generation which owns PPL’s hydroelectric generating operations in Pennsylvania.

PPL Services—PPL Services Corporation, a subsidiary of PPL which provides shared services for PPL and its subsidiaries.

PPL Susquehanna—PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a wholly-owned subsidiary of PPL Electric, formed to issue transition bonds under the Customer Choice Act.

Preferred Securities — Company - obligated mandatorily redeemable preferred securities issued by PPL Capital Trust, PPL Capital Trust II and PPL Capital Funding Trust I, holding solely debentures of PPL Electric, in the case of PPL Capital Trust and PPL Capital Trust II, and solely debentures of PPL Capital Funding in the case of PPL Capital Funding Trust I.

PUC (Pennsylvania Public Utility Commission)—state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities’ restructuring proceeding.

PURPA (Public Utility Regulatory Policies Act of 1978)—legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

PURTA—Public Utility Realty Tax Act.

RTO—regional transmission organization.

SEC—Securities and Exchange Commission.

SFAS (Statement of Financial Accounting Standards)—accounting and financial reporting rules issued by the FASB.

Superfund—federal and state environmental legislation that addresses remediation of contaminated sites.

VEBA (Voluntary Employee Benefit Association Trust)—trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
PPL ELECTRIC UTILITIES CORPORATION

Forward-looking Information

Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Review of the Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; PPL Electric’s profitability and liquidity; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; performance of new ventures; political, regulatory or economic conditions; credit ratings; state and federal regulatory developments; new state or federal legislation; national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in New York, Washington, D.C. and Pennsylvania and consequential hostilities; and PPL Electric’s commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

The following discussion explains significant changes in principal items on the Statement of Income comparing 2001 to 2000, and 2000 to 1999. Certain items on the Statement of Income have been impacted by the corporate realignment undertaken by PPL and PPL Electric effective July 1, 2000. See Note 12 to the Financial Statements for information regarding the corporate realignment.

The Statement of Income of PPL Electric for 2001 and the last six months of 2000 include the results of its post-realignment activities (the transmission and distribution of electricity in its service territory and the supply of electricity as a PLR in this territory under Pennsylvania’s Customer Choice Act). The results for the first six months of 2000 and the entire year 1999 also include PPL Electric’s former electric generation and unregulated wholesale and retail marketing functions. The following adjustments are made when comparing results of operations, to make the periods more comparable:

•
When comparing 2001 with 2000, the estimated results of operations of the electric generation and unregulated marketing assets for the first six months of 2000 are eliminated for purposes of comparability.

•
When comparing 2000 with 1999, the estimated results of operations of the electric generation and unregulated marketing assets during the second half of 1999 are eliminated for purposes of comparability.

Earnings

The earnings of PPL Electric were impacted by several unusual items. Refer to specific Notes to the Financial Statements for discussion of certain of these unusual items. The unusual items without note references are discussed in “Other Income—net” and “Other Operation Expenses.”

	2001	2000	1999
	(Millions of dollars)
Net income	$119	$261	$398
Unusual items (net of tax):
Accounting method change—pensions (Note 9)	5
Environmental insurance recoveries		24
Sale of Sunbury plant and related assets			42
Securitization (Note 2)			19

Net income from core operations	$114	$237	$337

The decrease in net income from core operations in 2001 compared with 2000 was primarily due to the corporate realignment completed on July 1, 2000. After eliminating the estimated results of the electric generation and marketing assets transferred in the corporate realignment from the results of the first half of 2000, comparable earnings for 2000 would have been an estimated $68 million. The $114 million earnings from core operations for 2001 were $46 million higher than the comparable earnings for 2000.

This increase was primarily the effect of:

•	higher delivery revenues due to a 2.1% increase in sales;

•	lower interest expense due to lower short-term debt levels; and

•	lower operating costs, including lower pension expense; partially offset by

•	higher taxes other than income, due to credits for PURTA and local property tax accruals, recorded in 2000.

The decrease in net income from core operations in 2000 compared with 1999 was primarily due to the corporate realignment. After eliminating the estimated results of the electric generation and marketing assets from the earnings in the second half of 1999, comparable earnings for 1999 would have been an estimated $228 million. The $237 million adjusted earnings for 2000 were $9 million higher than the comparable earnings for 1999. This increase was primarily the effect of:

•	higher margins on wholesale energy transactions;

•	the end of the one-year 4% rate reduction for delivery customers;

•	a 2.6% increase in electric delivery sales; and

•	gains on sales of emission allowances and lower pension expenses; partially offset by

•	higher interest expense and income taxes, and the write-off of a regulatory asset for the loss incurred in the Retail Access Pilot Program.

Operating Revenues

    Retail Electric

The increase (decrease) in retail revenues from electric operations was attributable to the following changes (millions of dollars):

	2001 vs. 2000	2000 vs.1999
PPL Electric
Electric delivery	$12	$28
PLR electric generation supply	284	32
PPL EnergyPlus
Electric generation supply	(259)	(155)
Other	(4)	6

	$33	$(89)

After eliminating the revenues of assets transferred in the corporate realignment from the results for the first half of 2000, retail electric revenues increased by $292 million in 2001 compared to 2000. This increase in revenues was primarily due to:

•
higher PPL Electric revenues as a PLR resulting from the return of shoppers due to fewer alternate suppliers under the Customer Choice Act, and a decreased emphasis on the retail supply business by PPL EnergyPlus; and

•	increased deliveries of electricity, primarily in commercial and residential markets.

After eliminating the revenues of assets transferred in the corporate realignment from the results for the second half of 1999, operating revenues from retail electric operations increased by $150 million during 2000 compared with 1999. This was primarily due to an increase in PPL EnergyPlus’ supply volumes in the first half of 2000 compared with the same period in 1999. Also contributing to the increase were higher PPL Electric retail delivery and PLR supply sales in 2000. This was due to increased usage by commercial and residential customers and fewer service territory customers selecting a supplier other than PPL Electric.

Pursuant to the Customer Choice Act and a restructuring settlement with the PUC, PPL Electric is required, through 2009, to provide electricity at pre-determined prices to its delivery customers who do not select an alternate supplier. While these supply rates vary by customer class, the settlement provides for average rates ranging from 4.16 cents per kWh in 2001, increasing to 5.02 per kWh in 2009. As part of this settlement agreement, PPL Electric also agreed to a cap on its average transmission and distribution rates of 1.74 cents per kWh through 2004.

    Wholesale Energy Marketing and Trading

The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following (millions of dollars):

	2001 vs. 2000	2000 vs. 1999
Bilateral sales	$(519)	$(337)
PJM	(64)	(44)
Cost-based contracts	(46)	(85)
Gas & oil sales	(149)	(143)
NUG purchases sold to PPL EnergyPlus	92	84
Other	5	(5)

	$(681)	$(530)

After eliminating the revenues of assets transferred in the corporate realignment from the results for the first half of 2000, and making other pro-forma adjustments, wholesale revenues increased by $17 million during 2001 compared with 2000. This increase was primarily due to the sale of power (purchased from NUGs) to PPL EnergyPlus.

After eliminating the revenues of assets transferred in the corporate realignment from the results for the second half of 1999, wholesale energy marketing and trading revenues increased by $153 million in 2000 compared with 1999. This increase was primarily due to increased bilateral sales revenues due to higher market pricing and increased sales volumes to other counterparties. In 2001 and going forward, PPL Electric wholesale sales are and will be derived solely from NUG purchases that PPL Electric resells to PPL EnergyPlus and sales to municipalities.

Fuel

Effective with the July 1, 2000 corporate realignment, the generation of electricity, and the acquisition of fuel for that generation, was transferred to PPL Generation.

Electric fuel costs decreased by $245 million in 2000 compared with 1999. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the second half of 1999, electric fuel costs decreased by $20 million in 2000 compared with 1999. This decrease was attributed to lower generation because of the Holtwood plant closing and the sale of the Sunbury plant in 1999, plant outages and reduced operation of less economical units. Lower nuclear fuel expense also contributed to the decrease in electric fuel costs. During the first quarter of 1999, there was a charge of $5 million to accrue for the increase in estimated costs for dry cask canisters for on-site spent fuel storage at the Susquehanna plant.

Energy Purchases

Energy purchases increased by $93 million in 2001 compared with 2000. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the first half of 2000, energy purchases increased by $290 million during 2001 compared with 2000. The increase reflects higher purchases of electricity from PPL EnergyPlus to meet PPL Electric’s higher PLR obligation.

Energy purchases increased by $22 million in 2000 compared with 1999. After eliminating the expenses of assets transferred in the corporate realignment from the results for the second half of 1999, energy purchases increased by $301 million during 2000 compared with 1999. During the first half of 2000, energy purchases increased by $166 million over the same period in 1999. This was primarily due to higher purchases to support PPL EnergyPlus’ increased unregulated retail electric and gas sales. Also, higher per-unit prices for these purchases contributed to the increase in energy purchases, coupled with recognized losses on certain long-term forward transactions. The remainder of the increase during 2000, $135 million, represents the estimated increase in PPL Electric’s purchases to support its PLR load in the second half of 2000, as noted above.

Amortization of Recoverable Transition Costs

Amortization of recoverable transition costs increased by $24 million in 2001 compared with 2000. This increase was primarily due to the collection of CTC revenues related to prior year CTC deferrals of amounts in excess of the rate cap. The increase also reflects higher amortization of intangible transition property due to lower interest expense on the transition bonds.

Amortization of recoverable transition costs increased by $33 million in 2000 compared with 1999. This increase was the result of recording twelve months of amortization in 2000 as compared to five months of amortization recorded in 1999. This increase was partially offset by a decrease in CTC revenues related to a deferral of CTC amounts in excess of the rate cap.

Other Operation Expenses

Other operation expenses decreased by $123 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, other operation expenses increased by $3 million in 2001 compared with 2000. This increase was primarily due to an insurance settlement for environmental liability coverage recorded in 2000 (as a reduction of expenses), partially offset by lower pension expense and lower corporate expenses from PPL Services.

Other operation expenses decreased by $237 million from 1999 to 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the second half of 1999, other operation expenses decreased by $86 million during 2000 compared with 1999. This decrease was primarily the result of environmental insurance recoveries, gains on the sale of emission allowances and a decrease in pension costs, offset by increased costs of wages and benefits.

Maintenance Expenses

Maintenance expenses decreased by $96 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, maintenance expenses decreased by $15 million in 2001 when compared with 2000. This decrease was primarily the result of allocating more rents for office space to the user business lines in 2001 compared to 2000, as well as lower overhead line maintenance.

Maintenance expenses decreased by $54 million in 2000 compared with 1999. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the second half of 1999, maintenance expenses were unchanged during 2000 compared with 1999.

Depreciation

Depreciation decreased by $76 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, depreciation decreased by $8 million during 2001 compared with 2000. This decrease reflects a change in life characteristics for transmission and distribution property.

Depreciation decreased by $66 million in 2000 compared with 1999. After eliminating the expenses of assets transferred in the corporate realignment from the results for the second half of 1999, depreciation decreased by $3 million from 1999 to 2000.

Taxes, Other Than Income

Taxes, other than income, decreased by $18 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from results for the first half of 2000, taxes, other than income increased by $12 million. This increase was primarily due to credits to PURTA and local property tax accruals recorded in the third quarter of 2000.

Other Income—net

Other income decreased by $80 million in 2000 compared with 1999. After eliminating the other income of assets transferred in the corporate realignment from the results for the second half of 1999 (including a $66 million pre-tax gain on the sale of the Sunbury plant and related assets), other income decreased by $28 million during 2000 compared with 1999. This decrease was primarily due to a charge of $12 million resulting from a PUC ruling requiring the write-off of the regulatory asset for the loss incurred in Pennsylvania’s Retail Access Pilot Program, and an adverse FERC decision regarding investments in PJM.

Financing Costs

Interest expense decreased by $9 million in 2001 compared with 2000. This decrease was primarily the result of lower outstanding commercial paper and intercompany borrowings.

Interest expense increased by $25 million in 2000 compared with 1999. Interest on long-term debt increased by $17 million. This increase was primarily associated with the issuance of transition bonds by PPL Transition Bond Company in August 1999, offset by retirements of mortgage bonds. Interest on short-term debt increased by $8 million. This change was primarily due to an increase in intercompany loans outstanding and a reduction in AFUDC in 2000.

Dividends on preferred securities decreased by $11 million from 1999 to 2000. This decrease was the result of PPL Electric’s repurchase of preferred stock held by PPL.

Income Taxes

Income tax expense decreased by $106 million in 2001 compared with 2000. After eliminating the estimated income associated with assets transferred in the corporate realignment from the results for the first half of 2000, income taxes increased by $2 million during 2001 compared with 2000. This reflects an increase in pro-forma pre-tax book income.

Income tax expense increased by $20 million in 2000 compared with 1999. After eliminating the estimated income associated with assets transferred in the corporate realignment from the results for the second half of 1999, income taxes increased by $68 million during 2000 compared with 1999. This increase was primarily due to a release of deferred taxes no longer required due to securitization, recognized in the third quarter of 1999.

Financial Condition

Liquidity

At December 31, 2001, PPL Electric’s net cash position was $79 million, consisting entirely of cash and cash equivalents and no short-term debt. Cash and cash equivalents are derived from cash from operations, cash from financing activities and cash from investing activities. PPL Electric derives steady cash flows from operations through the delivery of electricity to customers over transmission and distribution networks. In 2001, PPL Electric signed a full requirements contract with PPL EnergyPlus to meet its PLR requirements through 2009, in order to eliminate the energy price exposure associated with purchasing energy in the open market to meet PLR load. Cash from operations in 2001 was $392 million compared to $803 million in 2000. The decrease was primarily due to the corporate realignment completed in July 2000 which transferred certain generation and related assets and associated liabilities to PPL and its unregulated subsidiaries.

Net cash used in financing activities was $148 million in 2001 and $519 million in 2000. The primary uses of cash in financing activities in 2001 were the retirement of PPL Electric’s long-term debt, the repurchase of its common stock from PPL and the payment of dividends. A commercial paper program at PPL Electric totaling $400 million is maintained to meet short-term cash needs. The amount of commercial paper that could be outstanding under PPL Electric’s program is limited to the amount of its unused credit line. If the existing credit ratings of these commercial paper program ratings were lowered, it is unlikely that there would be sufficient investor demand for the commercial paper and PPL Electric would have to borrow against its unsecured credit line if internal cash flows were insufficient to meet short-term cash needs.

PPL Electric maintains an unsecured credit line of $402 million that is available as a backstop for its commercial paper program or for direct borrowings. The credit line is also available to issue up to $200 million in letters of credit that may be needed for credit enhancements and margin requirements resulting from PPL Electric’s PLR energy contract with PPL EnergyPlus or other contracting activities. PPL Electric’s maximum collateral requirement associated with the PLR contract is $300 million. In January 2002, PPL Electric provided PPL EnergyPlus with cash collateral of $56 million. This credit line contains financial and other covenants that if not met, would limit or restrict the ability to borrow or issue letters of credit or cause early payment of outstanding borrowings. At this time, PPL Electric believes that these covenants will not limit access to these funding sources.

Under its credit line, PPL Electric must maintain a debt to capitalization percentage not greater than 70%. At December 31, 2001 and December 31, 2000, PPL Electric’s debt to total capitalization percentage, as developed in accordance with its credit line, was 57% and 43%, respectively.

PPL Electric also has available funding sources that are provided through off-balance sheet leasing arrangements. These financing arrangements provide funds for equipment such as computers, vehicles and tools. As of December 31, 2001, PPL Electric had approximately $90 million of funding capacity available to it through those leasing arrangements. These financing arrangements contain covenants that, if not met, could limit or restrict access to these funds or require early payment of obligations. At this time, PPL Electric believes that these covenants will not limit access to these funding sources.

At December 31, 2001, the estimated contractual cash obligations of PPL Electric were as follows (in millions):

Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term Debt (a)	$3,467	$274	$939	$1,033	$1,221
Capital Lease Obligations
Operating Leases	98	29	31	20	18
Unconditional Purchase Obligations
Other Long-term Obligations	1,206	165	497	331	213

Total Contractual Cash Obligations	$4,771	$468	$1,467	$1,384	$1,452

(a)	Includes $1.9 billion of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.

At December 31, 2001, PPL Electric provided a guarantee in the amount of $7 million in support of Safe Harbor Water Power Corporation, in which PPL Electric had an ownership interest prior to the corporate realignment.

At December 31, 2001, the estimated commercial commitments of PPL Electric were as follows (in millions):

		Amount of Commitment Expiration per period
Other Commercial Commitments	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	Over 5 years
Lines of Credit (a)
Standby Letters of Credit
Draws Under Lines of Credit
Guarantees
Debt	$7				$7
Performance
Standby Repurchase Obligations
Other Commercial Commitments

Total Commercial Commitments	$7				$7

(a)	Available credit facilities of $402 million.

Terms governing the various securities issued by PPL Electric contain financial and other covenants that require compliance in order to avoid defaults and accelerations of payments. At this time, PPL Electric believes that it will be able to meet these covenant requirements. In order to meet its maturing obligations in future years, PPL Electric expects that it will have to continue to access both the bank and capital securities markets. The long-term debt and similar securities and their maturities are included in the table of Contractual Cash Obligations above.

Net cash used in investing activities in 2001 was $432 million, compared to $69 million in 2000. The increase in 2001 was primarily the result of a loan to PPL and affiliates. In 2002, PPL Electric’s expenditures for property, plant and equipment are expected to increase primarily to accommodate an automated meter reading project initiated in late 2001. PPL Electric anticipates that its capital requirements will be funded from cash on hand, loan repayments from affiliates and cash from operations in 2002.

Energy Marketing and Trading Activities

In connection with the corporate realignment, effective July 1, 2000, PPL Electric’s unregulated energy marketing and trading activities were transferred to PPL EnergyPlus.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric or its subsidiaries in outside partnerships or other entities doing business with PPL Electric.

For additional information on related party transactions, see Note 11 to the Financial Statements.

Capital Expenditure Requirements

The schedule below shows PPL Electric’s current capital expenditure projections for the years 2002-2006 and actual spending for the year 2001 (millions of dollars):

	Actual	Projected
	2001	2002	2003	2004	2005	2006
Construction expenditures
Transmission and distribution facilities	$124	$213	$219	$192	$163	$182
Environmental
Other	29	22	22	22	22	22

Total Capital Expenditures	$153	$235	$241	$214	$185	$204

Construction expenditures include AFUDC which is expected to be less than $4 million in each of the years 2002-2006.

PPL Electric’s capital expenditure projections for the years 2002-2006 total about $1.1 billion. Capital expenditure plans are revised from time-to-time to reflect changes in conditions.

Cash Flow

Cash and cash equivalents decreased by $403 million more during 2001 compared with 2000. The reasons for this change were:

•
A $411 million decrease in cash provided by operating activities, primarily due to the operating income of assets transferred in the corporate realignment. This decrease also reflects the $90 million up-front payment made to PPL EnergyPlus under the long-term energy supply contract.

•
A $363 million increase in cash used in investing activities, primarily due to an increase in net loans to parent and affiliates, offset by lower expenditures for property, plant and equipment due to the transfer of generating assets in the corporate realignment.

•	A $371 million decrease in cash used in financing activities. This reflects the issuance of the senior secured bonds in 2001, net of cash used to repurchase common stock from PPL.

Environmental Matters

See Note 10 to the Financial Statements for a discussion of environmental matters.

Competition

The electric utility industry has experienced, and may continue to experience, an increase in the level of competition in the energy supply market at both the state and federal levels. PPL Electric’s PLR supply business will be affected by customers who select alternate suppliers under the Customer Choice Act.

In July 2001, the FERC issued orders calling for the formation of one RTO throughout the Mid-Atlantic region (PJM), New York and New England. In response, PPL Electric is taking the position that a single northeastern RTO is a significant step forward in establishing a reliable and properly functioning wholesale electricity market in the region. PPL Electric strongly supports the most comprehensive amalgamation of the existing and proposed northeast power pools, including the establishment of a single RTO as well as the elimination of marketplace distinctions and control area boundaries. The FERC’s northeastern RTO proceeding is continuing.

Critical Accounting Policies

PPL Electric’s financial condition and results of operations are necessarily impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the financial statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.)

1)    Pension and Other Postretirement Benefits

As described in Note 9, PPL Electric participates in, and is allocated a share of the liability and net periodic pension cost of the PPL Retirement Plan and the PPL Postretirement Benefit Plan. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pension” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition of differences between actual results and those assumed is a guiding principle of these standards. This allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate – The discount rate is used to record the value of benefits, which are based on future projections, in terms of today’s dollars.

•
Expected Return on Plan Assets – Management projects the future return on plan assets based principally on prior performance. The projected future value of assets reduces the benefit obligation a company will record.

•	Rate of Compensation Increase – Management projects employees’ annual pay increases, which are used to project employees pension benefits at retirement.

•	Health Care Cost Trend – Management projects the expected increases in the cost of health care.

•
Amortization of Gains/(Losses) – Management can select the method by which gains or losses are recognized in financial results. These gains or losses are created when actual results differ from estimated results based on the above assumptions.

At December 31, 2001, PPL Electric had been allocated accrued pension and postretirement liabilities of $71 million. These liabilities are included in “Deferred Credits and Other Noncurrent Liabilities—Other” on the Balance Sheet.

During 2001, PPL made changes to its assumptions related to the discount rate, the rate of compensation increase and the method of amortization of gains/(losses).

A variance in the discount rate, expected return on plan assets, rate of compensation increase or amortization method could have a significant impact on the pension costs recorded under SFAS 87.

A variance in the health care cost trend assumption could have a significant impact on costs recorded under SFAS 106 for postretirement medical expense.

2)    Contingencies

PPL Electric periodically records the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies.” SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

SFAS 5 does not permit the accrual of gain contingencies under any circumstances. For loss contingencies, the loss must be accrued if (1) information is available that it is probable that the loss has been incurred, given the likelihood of the uncertain future events; and (2) that the amount of the loss can be reasonably estimated.

The accrual of a contingency involves considerable judgment on the part of management. PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss. The largest contingency on PPL Electric’s balance sheet had been the loss accrual for above market NUG purchase commitments, being the difference between the above market contract terms and the fair value of the energy. This loss accrual of $854 million was recorded in 1998, when PPL Electric’s generation business was deregulated. Under regulatory accounting, PPL Electric recorded the above market cost of the purchases from NUGs as part of its purchased power costs on an as-incurred basis, since these costs were recovered in regulated rates. When the generation business was deregulated, the loss contingency associated with the commitment to make above market NUG purchases was recorded. This loss accrual for the above market portion of NUG purchase commitments was recorded because it was probable the loss had been incurred and the estimate of future energy prices could be reasonably determined, using forward pricing information. This loss accrual was transferred to PPL EnergyPlus in the July 1, 2000 corporate realignment.

PPL Electric has also recorded contingencies for uncollectible accounts, environmental remediation, taxes and litigation in situations where management determined it was probable a loss had been incurred and it could be reasonably estimated.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk Sensitive Instruments

    Commodity Price Risk

PPL Electric and PPL EnergyPlus had a long-term power supply agreement under which PPL EnergyPlus sold to PPL Electric, at a predetermined pricing arrangement, energy, capacity and ancillary services to fulfill PPL Electric’s PLR obligation through 2001. PPL EnergyPlus has contracted to supply PPL Electric with long-term power for the period 2002 through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus for 2001 through 2009.

    Interest Rate Risk

PPL Electric has issued debt to finance its operations, which increases interest rate risk. PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was not significant at December 31, 2001, compared to $2 million at December 31, 2000.

PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2001, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was approximately $56 million, compared to $20 million at December 31, 2000.

Market events that are inconsistent with historical trends could cause actual results to differ from estimated levels.

    Nuclear Decommissioning Fund—Securities Price Risk

In connection with the corporate realignment, effective July 1, 2000, the nuclear decommissioning fund was transferred to, and will be maintained by, PPL Susquehanna.

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REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowner
of PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of preferred stock, of company-obligated mandatorily redeemable securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowner’s common equity present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the consolidated financial statements, PPL Electric Utilities Corporation changed its method of accounting for amortizing unrecognized gains or losses in the annual pension expense/income determined under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 4, 2002

PPL ELECTRIC UTILITIES CORPORATION
MANAGEMENT’S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of PPL Electric is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for regulated businesses. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PPL Electric.

PPL Electric’s consolidated financial statements have been audited by PricewaterhouseCoopers, LLP (PWC) independent certified public accountants. PWC’s appointment as auditors was previously ratified by the shareowners of PPL. Management has made available to PWC all PPL Electric’s financial records and related data, as well as the minutes of shareowner’s and directors’ meetings. Management believes that all representations made to PWC during its audit were valid and appropriate.

PPL Electric maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PPL maintains an internal auditing program to evaluate PPL Electric’s system of internal control for adequacy, application and compliance. Management considers the internal auditors’ and PWC’s recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PPL Electric’s system of internal control is adequate to accomplish the objectives discussed in this report.

The Board of Directors, acting through PPL’s Audit Committee, oversees management’s responsibilities in the preparation of the financial statements. In performing this function, the Audit Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and PWC to review the work of each. PWC and the internal auditors have free access to PPL’s Audit Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

Management also recognizes its responsibility for fostering a strong ethical climate so that PPL Electric’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in PPL Electric’s business policies and guidelines. These policies and guidelines address: the necessity of ensuring open communication within PPL Electric; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

Michael E. Bray  Vice Chair and President

Joseph J. McCabe  Vice President and Controller

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2001	2000	1999
Operating Revenues
Retail electric	$2,457	$2,424	$2,513
Wholesale energy marketing and trading	209	890	1,420
Energy related businesses	28	22	19

Total	2,694	3,336	3,952

Operating Expenses
Operation Fuel		200	445
Energy purchases	1,502	1,409	1,387
Other	237	360	597
Amortization of recoverable transition costs	251	227	194
Maintenance	51	147	201
Depreciation (Note 1)	91	167	233
Taxes, other than income (Note 4)	116	134	129
Energy related businesses	27	23	17

Total	2,275	2,667	3,203

Operating Income	419	669	749
Other Income—net	16	17	97

Income Before Interest Expense	435	686	846
Interest Expense	230	239	214

Income Before Income Taxes	205	447	632
Income Taxes (Note 4)	65	171	151

Income Before Extraordinary Items	140	276	481
Extraordinary Items (net of income taxes) (Note 2)		11	(46)

Income Before Cumulative Effect of a Change in Accounting Principle	140	287	435
Cumulative Effect of a Change in Accounting Principle (net of income taxes) (Note 9)	5

Income Before Dividends on Preferred Securities	145	287	435
Dividends—Preferred Securities	26	26	37

Net Income	$119	$261	$398

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2001	2000	1999
Cash Flows From Operating Activities
Net income	$119	$261	$398
Extraordinary items (net of income taxes)		11	(46)

Net income before extraordinary items	119	250	444
Adjustments to reconcile net income before extraordinary items to net cash provided by operating activities
Depreciation	91	167	233
Amortizations—recoverable transition costs and other	260	189	149
Gain on sale of generating assets			(65)
Nuclear fuel amortization		28	59
Dividend requirements—preferred securities	26	26	37
Deferred income taxes and investment tax credits	31	(9)	(73)
Prepayment on PLR energy supply from affiliate	(90)
Pension expense (income)	(24)	(4)	6
Cumulative effect of change in accounting principle	(5)
Change in current assets and current liabilities
Accounts receivable	(76)	(22)	44
Accounts payable	113	192	(106)
Other—net	(41)	(1)	(11)
Other operating activities—net	(12)	(13)	(72)

Net cash provided by operating activities	392	803	645

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(134)	(242)	(300)
Loan to parent and affiliates—net	(280)	142	(60)
Sale of generating assets			99
Sale of nuclear fuel to trust		27	14
Other investing activities—net	(18)	4	1

Net cash used in investing activities	(432)	(69)	(246)

Cash Flows From Financing Activities
Issuance of long-term debt	800		2,419
Retirement of long-term debt	(465)	(380)	(1,497)
Purchase of treasury stock	(280)		(632)
Retirement of preferred stock	(15)		(380)
Payments on capital lease obligations		(11)	(59)
Payment of common and preferred dividends	(107)	(140)	(231)
Termination of nuclear fuel lease		(154)
Cash of subsidiaries divested in corporate realignment (Note 12)		(73)
Net increase (decrease) in short-term debt	(59)	239	92
Other financing activities—net	(22)		(90)

Net cash used in financing activities	(148)	(519)	(378)

Net Increase (Decrease) in Cash and Cash Equivalents	(188)	215	21
Cash and Cash Equivalents at Beginning of Period	267	52	31

Cash and Cash Equivalents at End of Period	$79	$267	$52

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest (net of amount capitalized)	$50	$227	$202
Income taxes	$63	$91	$192

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2001	2000

Assets

Current Assets

Cash and cash equivalents (Note 1)	$79	$267

Accounts receivable (less reserve: 2001, $19; 2000, $16)	178	173

Accounts receivable from parent and affiliates (Note 11)	18	99

Notes receivable from parent and affiliates (Note 11)	350	70

Income tax receivable	36	51

Unbilled revenues	131	137

Fuel, materials and supplies—at average cost	27	30

Prepayment on PLR energy supply from affiliate (Note 11)	11

Deferred income taxes	41	35

Other	12	13

	883	875

Investments	35	18

Property, Plant and Equipment—net

Electric utility plant in service (Note 1)

Transmission and distribution	2,227	2,183

General	182	180

	2,409	2,363
Construction work in progress	32	33

Electric utility plant	2,441	2,396
Other property	4	5

	2,445	2,401

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	2,174	2,425

Prepayment on PLR energy supply from affiliate (Note 11)	79

Other	305	304

	2,558	2,729

	$5,921	$6,023

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2001	2000
Liabilities and Equity
Current Liabilities
Short-term debt (Note 7)		$59
Long-term debt	$274	240
Accounts payable	34	62
Accounts payable to parent and affiliates (Note 11)	122	207
Taxes	74	51
Interest	34	20
Dividends	6	23
Other	40	62

	584	724

Long-term Debt	3,185	2,886

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 4)	757	724
Other (Note 1)	132	182

	889	906

Commitments and Contingent Liabilities (Note 10)

Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures	250	250

Preferred Stock
With sinking fund requirements	31	46
Without sinking fund requirements	51	51

	82	97

Shareowner’s Common Equity
Common stock	1,476	1,476
Additional paid-in capital	51	55
Treasury stock (Note 1)	(912)	(632)
Earnings reinvested	332	277
Capital stock expense and other	(16)	(16)

	931	1,160

	$5,921	$6,023

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY
AND COMPREHENSIVE INCOME
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Years Ended December 31,
	2001	2000	1999
Common stock at beginning of year	$1,476	$1,476	$1,476

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	55	55	70
Return of capital in conjunction with plan of division	(5)
Other	1		(15)

Additional paid-in capital at end of year	51	55	55

Treasury stock at beginning of year	(632)	(632)
Treasury stock purchased	(280)		(632)

Treasury stock at end of year	(912)	(632)	(632)

Earnings reinvested at beginning of year	277	419	210
Net income (b)	119	261	398
Cash dividends declared on common stock	(64)	(132)	(189)
Common distribution in corporate realignment		(271)

Earnings reinvested at end of year	332	277	419

Accumulated other comprehensive income (loss) at beginning of year		(6)	(6)
Transfer of minimum pension liability in corporate realignment (b), (c)		6

Accumulated other comprehensive income (loss) at end of year			(6)

Capital stock expense and other at beginning of year	(16)	(16)	(20)
Other			4

Capital stock expense and other at end of year	(16)	(16)	(16)

Total Shareowner’s Common Equity	$931	$1,160	$1,296

Common stock shares at beginning of year (a)	102,230	102,230	157,300
Treasury stock purchased	(24,200)		(55,070)

Common stock shares at end of year	78,030	102,230	102,230

(a)	In thousands. No par value. 170 million shares authorized. All common shares of PPL Electric stock are owned by PPL.
(b)	Statement of Comprehensive Income (Note 1):
Net income	$119	$261	$398
Other comprehensive income, net of tax:
Transfer of minimum pension liability in corporate realignment		6

Total other comprehensive income		6

Comprehensive Income	$119	$267	$398

(c)	The adjustment in 2000 represents the transfer of the minimum pension liability to PPL Services in the corporate realignment.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries(a)
(Millions of Dollars)

	Outstanding		Shares Outstanding 2001	Shares Authorized
	2001	2000
Preferred Stock—$100 par, cumulative
4 1/2%	$25	$25	247,524	629,936
Series	57	72	568,665	10,000,000

	$82	$97

Details of Preferred Stock (b)

	Outstanding		Shares Outstanding 2001	Optional Redemption Price Per Share		Sinking Fund Provisions
	2001	2000				Shares to be Redeemed Annually		Redemption Period
With Sinking Fund Requirements
Series Preferred
5.95%		$1
6.125%	$17	31	167,500	(c	)	(d	)	2003-2005
6.15%	10	10	97,500	(c	)	97,500		April 2003
6.33%	4	4	46,000	(c	)	46,000		July 2003

	$31	$46

Without Sinking Fund Requirements
4 1/2% Preferred	$25	$25	247,524	$110.00
Series Preferred
3.35%	2	2	20,605	103.50
4.40%	12	12	117,676	102.00
4.60%	3	3	28,614	103.00
6.75%	9	9	90,770	(c	)

	$51	$51

Decreases in Preferred Stock

	2001		2000		1999
	Shares	Amount	Shares	Amount	Shares	Amount
4 1/2% Preferred	(134)				(282,531)	$(28)
Series Preferred
3.35%					(21,178)	(2)
4.40%					(111,097)	(12)
4.60%					(34,386)	(3)
5.95%	(10,000)	$(1)			(290,000)	(29)
6.05%					(250,000)	(25)
6.125%	(148,000)	(14)			(834,500)	(84)
6.15%					(152,500)	(15)
6.33%					(954,000)	(95)
6.75%					(759,230)	(76)

Decreases in Preferred Stock normally represent: (i) the redemption of stock pursuant to sinking fund requirements; or (ii) shares redeemed pursuant to optional provisions. There were no issuances or redemptions of preferred stock in 2000 through these provisions. The decreases in 1999 indicated above represent PPL Electric’s purchase and cancellation of its preferred stock which had been held by PPL. PPL Electric used $380 million of securitization proceeds to effect this repurchase.

(a)
Each share of PPL Electric’s preferred stock entitles the holder to one vote on any question presented to PPL Electric’s shareowners meetings. There were 5 million shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2001 and 2000, respectively.

(b)
The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).

(c)	These series of preferred stock are not redeemable prior to 2003: 6.125%, 6.15%, 6.33% and 6.75%.
(d)	Shares to be redeemed annually on October 1 as follows: 2003-2004, 57,500; 2005, 52,500.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED
MANDATORILY REDEEMABLE SECURITIES AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries (a)
(Millions of Dollars)

	Outstanding		Outstanding
	2001	2000	2001	Authorized	Maturity (b)
Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures—$25 per security
8.10%	$150	$150	6,000,000	6,000,000	July 2027
8.20%	100	100	4,000,000	4,000,000	April 2027

	$250	$250

(a)
PPL Capital Trust and PPL Capital Trust II issued to the public a total of $250 million of preferred securities through two Delaware statutory business trusts holding solely PPL Electric debentures. PPL Electric owns all of the common securities of the subsidiary trusts, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the preferred securities and the common securities were used by PPL Capital Trust and PPL Capital Trust II to acquire $103 million and $155 million principal amount of PPL Electric Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”). Thus, the preferred securities are supported by a corresponding amount of Subordinated Debentures issued by PPL Electric to the trusts. In addition, PPL Electric has guaranteed all of the trusts’ obligations under the preferred securities, to the extent the trusts have funds available for payment.

(b)
The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PPL Electric, the Subordinated Debentures are redeemable on and after April 1, 2002 (for the 8.20% securities) and July 1, 2002 (for the 8.10% securities) in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per preferred security plus an amount equal to accumulated and unpaid distributions to the date of redemption.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding
	2001		2000	Maturity (a)
First Mortgage Bonds (b)
7 3/4%	$28		$28	May 1, 2002
6 7/8%	19		19	February 1, 2003
6 7/8%	25		25	March 1, 2004
6 1/2%	110	(c)	125	April 1, 2005
6.55%	146	(d)	150	March 1, 2006
6 1/8%	(e	)	200	May 1, 2006
7 3/8%	10		10	2012-2016
9 3/8%	(f	)	5	2017-2021
6 3/4% to 8 1/2%	83		83	2022-2026
First Mortgage Pollution Control Bonds (b)
6.40% Series H	90		90	November 1, 2021
5.50% Series I	53		53	February 15, 2027
6.40% Series J	116		116	September 1, 2029
6.15% Series K	55		55	August 1, 2029
Senior Secured Bonds (b)
5 7/8%	300	(g)		August 15, 2007
6 1/4%	500	(g)		August 15, 2009

	1,535		959
Series 1999-1 Transition Bonds
6.08% to 7.15%	1,923	(h)	2,164	2001-2008
1.54% Pollution Control Revenue Bonds	9		9	June 1, 2027

	3,467		3,132
Unamortized discount	(8)		(6)

	3,459		3,126
Less amount due within one year	(274)		(240)

Total Long-Term Debt	$3,185		$2,886

(a)
Aggregate long-term debt maturities through 2006 are (millions of dollars): 2002, $274; 2003, $274; 2004, $289; 2005, $376; 2006, $434. There are no bonds outstanding that have sinking fund requirements.

(b)
The First Mortgage Bonds and the First Mortgage Pollution Control Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric transmission and distribution plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric transmission and distribution plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.

(c)	In September 2001, PPL Electric redeemed and retired $15 million of its First Mortgage Bonds, 6 1/2% Series due 2005.
(d)	In December 2001, PPL Electric redeemed and retired $4 million of its First Mortgage Bonds, 6.55% Series due 2006.
(e)
In May 1998, PPL Electric issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with this issuance, PPL Electric assigned to a third party the option to call the bonds from the holders on May 1, 2001. PPL Electric purchased the call option in March 2001, and did not exercise the call option. These bonds would have matured on May 1, 2006, but were required to be surrendered by the existing holders on May 1, 2001 through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders.

(f)
In July 2001, PPL Electric redeemed and retired all of its outstanding First Mortgage Bonds, 9 3/8% Series due 2021, at an aggregate par value of $5 million through the maintenance and replacement fund provisions of its Mortgage.

(g)	In August 2001, PPL Electric issued $300 million of 5 7/8% Senior Secured Bonds due 2007 and $500 million of 6 1/4% Senior Secured Bonds due 2009.
(h)
In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. Bond principal payments of $241 million were made in 2001.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. Summary of Significant Accounting Policies

    Business and Consolidation

PPL is the parent holding company of PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding. PPL Electric is the principal utility subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements include the accounts of PPL Electric and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. See Note 12 for information on the corporate realignment.

    Use of Estimates/Contingencies

The preparation of financial statements in conformity with U. S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PPL Electric records loss contingencies in accordance with SFAS 5, “Accounting for Contingencies.”

    Accounting Records

The accounting records for PPL Electric are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

    Regulation

Historically, PPL Electric accounted for its regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PPL Electric discontinued application of SFAS 71 for the generation portion of its business, effective June 30, 1998. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities, were contributed to new unregulated subsidiaries of PPL Generation. PPL Electric’s remaining regulated business continues to be subject to SFAS 71.

    Property, Plant and Equipment

Following are the classes of electric utility plant in service with the associated accumulated depreciation at December 31 (millions of dollars):

	2001	2000
Transmission and distribution	$3,609	$3,521
General	312	309

	3,921	3,830
Less: Accumulated depreciation	1,512	1,467

	$2,409	$2,363

Property, plant and equipment at December 31, 2001 is recorded at original cost. Original cost includes material, labor, contractor costs, construction overheads and AFUDC.

When a component of regulated property, plant or equipment is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation.

        Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: transmission and distribution, 15-80 years, and general, 10-80 years. PPL Electric periodically reviews and adjusts the depreciable lives of its fixed assets if approved by regulators.

    Recoverable Transition Costs

Based on the PUC Final Order, PPL Electric was amortizing its competitive transition (or stranded) costs over an eleven-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, August 1999 through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

    Revenue Recognition

“Retail electric” and “Wholesale energy marketing and trading” revenues are recorded based on deliveries through the end of the calendar month. Unbilled retail revenues result because customers meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

    Income Taxes

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet. See Note 4 for additional information.

PPL Electric deferred investment tax credits when they were utilized, and is amortizing the deferrals over the average lives of the related assets.

PPL Electric and its subsidiaries are included in the consolidated federal income tax return of PPL.

    Leases

PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” to all leasing transactions. In addition, PPL Electric applies the provisions of numerous other accounting pronouncements that provide specific guidance and additional requirements related to accounting for leases.

Payments on leased property, classified as operating leases, are estimated as follows (millions of dollars): 2002, $29; 2003, $18; 2004, $13; 2005, $11; and 2006, $9; and thereafter, $18. These leases include vehicles, personal computers and other equipment.

    Pension and Postretirement Benefits

See Note 9 for discussion on accounting for pension and other postretirement benefits.

    Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

    Treasury Stock

Treasury shares are reflected on the balance sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares.

Reclassification

Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the current presentation.

2. Extraordinary Items

In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. PPL Electric used a portion of the securitization proceeds to repurchase $1.5 billion of its first mortgage bonds. The premiums and related expenses to reacquire these bonds were $59 million, net of tax. PPL Electric’s customers will benefit from securitization through an expected average rate reduction of approximately one percent for the period the transition bonds are outstanding. With securitization, a substantial portion of the CTC has been replaced with an ITC, which passes 75% of the net financing savings back to customers. In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that was no longer required because of securitization. The net securitization impact of the bond repurchase and the deferred tax change was a gain of $19 million.

SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt,’’ requires that a material aggregate gain or loss from the extinguishment of debt be classified as an extraordinary item, net of the related income tax effect. The $59 million loss associated with the bond repurchase was treated as an extraordinary item. Details were as follows (millions of dollars):

Reacquisition cost of debt	$1,554
Net carrying amount of debt	(1,454)

Extraordinary charge pre-tax	100
Tax effects	(41)

Extraordinary charge	$59

This extraordinary charge was partially offset in December 1999 with a credit relating to wholesale power activity. In December 2000, there was an additional extraordinary credit relating to wholesale power activity.

3. Sales to Other Electric Utilities

As part of the corporate realignment on July 1, 2000, PPL Electric’s contracts for sales to other electric utilities were assigned to PPL EnergyPlus, which was transferred to an unregulated subsidiary of PPL. See Note 12 for information on the corporate realignment.

4. Income and Other Taxes

For 2001, 2000 and 1999 the corporate federal income tax rate was 35%, and the Pennsylvania corporate net income tax rate was 9.99%.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows (millions of dollars):

	2001	2000
Deferred Tax Assets
Deferred investment tax credits	$12	$13
NUG contracts & buybacks		8
Accrued pension costs	31	47
Contribution in aid of construction	41	32
Other	63	64

	147	164

Deferred Tax Liabilities
Electric utility plant—net	494	479
Restructuring—CTC	220	223
Taxes recoverable through future rates	99	100
Reacquired debt costs	12	12
Other	11	8

	836	822

Net deferred tax liability	$689	$658

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows (millions of dollars):

	2001	2000	1999
Income Tax Expense
Current—Federal	$31	$144	$190
Current—State	6	35	35

	37	179	225

Deferred—Federal	27	(10)	53
Deferred—State	4	10	(110)

	31		(57)

Investment tax credit, net—federal	(3)	(8)	(17)

Total	$65	$171	$151

Total income tax expense—Federal	$55	$126	$226
Total income tax expense—State	10	45	(75)

Total	$65	$171	$151

	2001	2000	1999 (a)
Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before extraordinary items and cumulative effect of a change in accounting principle at statutory tax rate—35%	$72	$156	$221

Increase/(decrease) due to:
State income taxes	4	29	(51)
Flow through of depreciation differences not previously normalized		2	3
Amortization of investment tax credit	(3)	(7)	(12)
Other	(8)	(9)	(10)

	(7)	15	(70)

Total income tax expense	$65	$171	$151

Effective income tax rate	31.7%	38.3%	23.9%

(a)	In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that were no longer required because of securitization.

	2001	2000	1999
Taxes, Other than Income
State gross receipts	$105	$117	$105
State utility realty	4	6	12
State capital stock	8	12	11
Property and other	(1)	(1)	1

	$116	$134	$129

5. Nuclear Decommissioning Costs

Prior to July 1, 2000, an annual provision for PPL Electric’s share of the future cost to decommission the Susquehanna station, equal to the amount allowed in utility rates, was charged to depreciation expense. Such amounts were invested in external trust funds which could only be used for future decommissioning costs. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities related to the operation and decommissioning of the Susquehanna nuclear station, were transferred to PPL Susquehanna.

6. Financial Instruments

The carrying amount on the Balance Sheet and the estimated fair value of PPL Electric’s financial instruments are as follows (millions of dollars):

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents (a)	$79	$79	$267	$267
Other investments (a)	35	35	18	18
Other financial instruments included in other current assets (a)			1	1
Liabilities
Long-term debt (b)	3,459	3,575	3,126	3,147
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (b)	250	253	250	250
Preferred stock with sinking fund requirements (b)	31	31	46	46
Short-term debt (a)			59	59

(a)	The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b)	The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PPL Electric where quoted market prices are not available.

7. Credit Arrangements and Financing Activities

In order to enhance liquidity, and as a credit back-stop to the commercial paper programs, PPL Electric, PPL Capital Funding and PPL (as guarantor for PPL Capital Funding) shared a 364-day $750 million credit facility and a five-year $300 million credit facility, each with a group of banks. In June 2001, these credit facilities were terminated and PPL Electric obtained a new $400 million 364-day revolving-credit facility. No borrowings were outstanding under this facility at December 31, 2001.

During December 2001, PPL Electric terminated its existing commercial paper program and established a new program. At December 31, 2001, PPL Electric had no commercial paper outstanding.

In March 2001, PPL Electric bought back an option related to its 6 1/8% Reset Put Securities due 2006. The option would have permitted a third party to remarket these securities at higher interest rates in May 2001. PPL Electric retired the $200 million, 6 1/8% Reset Put Securities in May 2001.

In July 2001, PPL Electric retired all of its outstanding First Mortgage Bonds, 9 3/8% Series due 2021, at $5 million aggregate par value through the maintenance and replacement fund provisions of the 1945 First Mortgage Bond Indenture.

In August 2001, PPL Electric issued $800 million of senior secured bonds as part of a strategic initiative. See Note 15 for additional information. PPL Electric used a portion of these proceeds to repurchase $280 million of its common stock from PPL.

In September 2001, PPL Electric repurchased $15 million aggregate par value of its First Mortgage Bonds, 6 1/2% Series due 2005, at a market value that approximated par value.

During December 2001, PPL Electric repurchased $4 million par value of its First Mortgage Bonds, 6.55% Series due 2006, at a market value that approximated par value. PPL Electric also repurchased 148,000 shares of its 6 1/8% Series Preferred Stock, also at a market value that approximated par value.

During the year 2001, PPL Transition Bond Company made principal payments on bonds totaling $241 million.

8. Stock-Based Compensation

        Under the PPL Incentive Compensation Plan (“ICP”) and the Incentive Compensation Plan for Key Employees (“ICPKE”) (together, the “Plans”), restricted shares of common stock as well as stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made in the common stock of PPL by the Compensation and Corporate Governance Committee (“CCGC”) of the PPL Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council (“CLC”) in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options which can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

Restricted stock awards of 19,410; 25,790; and 13,380 shares, with per share weighted-average fair values of $44.79, $20.46 and $26.65, were granted to employees of PPL Electric in 2001, 2000 and 1999. Compensation expense for these three years was not significant. At December 31, 2001, there were 58,030 restricted shares outstanding. These awards currently vest three years from the date of grant.

Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary (including PPL Electric), in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. The CLC and CCGC have discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans.

PPL applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation,” was not significant.

A summary of stock option activity follows:

Stock Option Activity	Number of Options	Weighted Average Exercise Price
Balance at December 31, 1998
Options granted	47,090	$26.84
Balance at December 31, 1999	47,090	$26.84
Options granted	58,310	$22.65
Balance at December 31, 2000	105,400	$24.53
(15,699 options exercisable)
Options granted	92,450	$43.16
Options exercised	(33,908)	$25.04
Balance at December 31, 2001	163,942	$34.92
(16,924 options exercisable)

The weighted average fair values of options at their grant date during 2001, 2000 and 1999 were $10.42, $3.37 and $2.37. The estimated fair value of each option granted was calculated using a modified Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2001	2000	1999
Risk-free interest rate	5.46%	6.75%	5.61%
Expected option term	10 yrs	10 yrs	10 yrs
Expected stock volatility	30.24%	19.66%	16.19%
Dividend yield	4.28%	5.70%	6.60%

Outstanding options had a weighted-average remaining life of 8.5 years at December 31, 2001.

9. Retirement and Postemployment Benefits

Pension and Other Postretirement Benefits

In connection with the corporate realignment on July 1, 2000, sponsorship of the various pension and postretirement benefit plans was transferred from PPL Electric to PPL Services to provide for participation by any of the newly realigned companies. Substantially all employees of PPL Electric are covered by a defined benefit plan and will become eligible for certain health care and life insurance benefits upon retirement through plans sponsored by PPL Services.

The net periodic pension costs (or credits) allocated to PPL Electric were approximately $(30) million in 2001, $(8) million in 2000 and $10 million in 1999. Periodic pension cost charged or (credited) to operating expense was approximately $(24) million in 2001, $(6) million in 2000 and $8 million in 1999. The cost or credit in excess of amounts recorded to expense were allocated to construction and other non-expense accounts. At December 31, 2001, the recorded balance of PPL Electric’s allocated share of the total pension liability was $68 million.

In 2001, PPL changed its method of amortizing unrecognized gains or losses in the annual pension expense/income determined under SFAS 87. This change resulted in a cumulative-effect credit of $5 million after-tax, which is reflected as a “Cumulative Effect of a Change in Accounting Principle” on the Statement of Income. Under the old method, unrecognized gains and losses in excess of ten percent of the greater of the plan’s projected benefit obligation or market-related value of plan assets were amortized on a straight-line basis over the estimated average future service period of plan participants. Under the new method, a second corridor will be utilized for unrecognized gains and losses in excess of thirty percent of the plan’s projected benefit obligation. Unrecognized gains and losses outside the second corridor will be amortized on a straight-line method over a period equal to one half of the average future service period of the plan participants. The new method is preferable under SFAS 87 because it provides more current recognition of gains and losses, thereby lessening the accumulation of unrecognized gains and losses.

The pro-forma effect of retroactive application of this change in accounting principle would have reduced net income by $5 million in 2001 and would have increased net income by $4 million in 2000, and by $1 million in prior periods.

Postretirement medical costs recorded by PPL Electric were approximately $15 million in 2001, $24 million in 2000 and $25 million in 1999. The decrease in postretirement medical costs is the result of the corporate realignment. This resulted in postretirement medical costs being allocated between the regulated and unregulated businesses. Postretirement medical costs charged to operating expense were approximately $11 million in 2001, $19 million in 2000 and $20 million in 1999. Costs in excess of amounts charged to expense were charged to construction and other non-expense accounts. At December 31, 2001, the balance in PPL Electric’s allocated share of the total postretirement medical liability was $3 million.

At December 31, 2001, PPL Electric had a regulatory asset of $6 million relating to postretirement benefits that is being amortized and recovered in rates, with a remaining life of 11 years.

PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2001, the liability was $22 million. The liability is the net of $52 million of estimated future benefit payments offset by $30 million of available assets in a PPL Electric-funded VEBA trust.

Savings Plans

Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Contributions to the plans charged to operating expense approximated $2 million in 2001, $4 million in 2000 and $4 million in 1999.

Substantially all employees of PPL Electric are also eligible to participate in PPL’s ESOP.

Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2001, 2000 or 1999.

10. Commitments and Contingent Liabilities

PPL Electric is involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the ultimate outcome of such matters, or whether such matters may result in material liabilities.

Environmental Matters

In connection with the corporate realignment, effective July 1, 2000, any air, water and residual waste contingent liabilities associated with the generation assets of PPL Electric were assumed by PPL Generation.

Superfund and Other Remediation

In 1995, PPL Electric entered into a consent order with the Pennsylvania DEP to address a number of sites where it may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; and oil or other contamination which may exist at some of PPL Electric’s former generating facilities. In conjunction with the July 1, 2000 corporate realignment, PPL Electric’s generating facilities were transferred to subsidiaries of PPL Generation. As of December 31, 2001, work has been completed on approximately 80% of the sites included in the consent order.

At December 31, 2001, PPL Electric had accrued approximately $5 million, representing the estimated amount it will have to spend for site remediation, including those sites covered by its consent order mentioned above.

Guarantees of Affiliated Companies

At December 31, 2001, PPL Electric provided a guarantee in the amount of $7 million in support of Safe Harbor Water Power Corporation, in which PPL Electric had an ownership interest prior to the corporate realignment. PPL Holtwood now has this ownership interest.

Source of Labor Supply

As of December 31, 2001, PPL Electric had a total of 3,594 full-time employees with approximately 76%, or 2,735, being members of the IBEW Local Union 1600. The agreement with the IBEW Local Union 1600 was negotiated in 1998 and expires in May 2002.

11. Related Party Transactions

As part of the corporate realignment, PPL Electric entered into power sales agreements with PPL EnergyPlus for the purchase of electricity to meet its obligations as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act. Under the terms of these agreements, this electricity was purchased by PPL Electric at the applicable shopping credits authorized by the PUC, plus nuclear decommissioning costs, less state taxes. These purchases total $1.3 billion in 2001 and $540 million in the last half of 2000, and are included in “Energy purchases” on the Statement of Income. These agreements expired on December 31, 2001. See Note 15 for information regarding the new agreement whereby PPL EnergyPlus began providing electricity for PPL Electric’s PLR load obligation on January 1, 2002.

Also as part of the corporate realignment, PPL Electric executed a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These revenues totaled $176 million in 2001 and $85 million in the last half of 2000, and are included in Operating Revenues as “Wholesale energy marketing and trading” on the Statement of Income.

In August 2001, PPL Electric made a $90 million payment to PPL EnergyPlus in connection with the generation supply agreements between the companies. See Note 15 for additional information.

In December 2001, PPL Electric made two loans from excess cash to PPL Energy Funding in the aggregate principal amount of $350 million. In connection with these loans, PPL Energy Funding issued to PPL Electric a demand promissory note in the original principal amount of $150 million requiring interest to be paid monthly at an annual interest rate of 4.0%, and a one-year term promissory note in the original principal amount of $200 million requiring interest to be paid monthly at an annual interest rate of 6.5%.

PPL Electric has notes receivable from other affiliates of PPL that are due on demand. These notes were issued as a result of PPL’s process for efficiently managing its overall cash position whereby PPL Electric, from time to time, may loan excess cash to affiliates at market rates. Interest earned on loans to affiliated companies and interest incurred on borrowings from affiliated companies are included in “Other Income—net” and “Interest Expense,” respectively, in the Statement of Income. Intercompany interest income was $5 million and $22 million for the twelve months ended December 31, 2001 and 2000. Intercompany interest expense was $8 million for the twelve months ended December 31, 2000 and was not significant in 2001.

Corporate functions such as financial, legal, human resources and information services were transferred to PPL Services in the corporate realignment. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that are not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on the relative capital invested by PPL in these subsidiaries. PPL Services charged PPL Electric approximately $68 million in 2001 and $22 million in the last half of 2000 for direct expenses. PPL Services also allocated PPL Electric overhead costs of approximately $28 million in 2001 and $41 million in the last half of 2000. While the allocation of overhead costs decreased in 2001 from 2000, direct expense allocations increased. This was primarily due to an intensified effort to identify more products and services as direct support in 2001, resulting in lower overhead costs.

12.    Corporate Realignment

On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution operations from its recently deregulated generation operations and to better position the companies and their affiliates in the new competitive marketplace. The realignment included PPL Electric’s transfer of certain generation and related assets, and associated liabilities, to PPL and its unregulated subsidiaries at book value. The net book value of this transfer, recorded effective July 1, 2000, was $271 million.

This $271 million non-cash dividend to PPL had a significant impact on the consolidated assets and liabilities of PPL Electric. As indicated on the Statement of Cash Flows of PPL Electric, approximately $73 million of cash and cash equivalents of consolidated affiliates was divested as a result of the realignment distribution. The following major reductions in consolidated assets and liabilities resulted from the non-cash dividend (millions of dollars):

Assets
Cash and cash equivalents	$73
Other current assets	331
Investments	578
Property, plant and equipment	1,969
Other noncurrent assets	16

2,967

Liabilities and Equity
Current liabilities	767
Deferred credits and other noncurrent liabilities	1,935
Minimum pension liability component of accumulated other comprehensive income	(6)

2,696

Net Dividend	$271

As a result of the corporate realignment, PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC and the IRS.

13. New Accounting Standards

    SFAS 141

In June 2001, the FASB issued SFAS 141, “Business Combinations,” which eliminates the pooling-of-interest method of accounting for business combinations and requires the use of the purchase method. In addition, SFAS 141 requires the reassessment of intangible assets to determine if they are appropriately classified either separately or within goodwill. SFAS 141 is effective for business combinations initiated after June 30, 2001. PPL Electric adopted SFAS 141 on July 1, 2001, with no material impact on the financial statements.

    SFAS 142

In June 2001, the FASB issued SFAS 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS 142 requires an annual impairment test of goodwill and other intangible assets that are not subject to amortization. PPL Electric adopted SFAS 142 on January 1, 2002, with no material impact on the financial statements.

    SFAS 143

In June 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. Measurement of the initial obligation is to approximate fair value, with an equivalent amount recorded as an increase in the value of the capitalized asset. The asset will be depreciated in accordance with normal depreciation policy and the liability will be increased, with a charge to the income statement, until the obligation is settled. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The potential impact of adopting SFAS 143 is not yet determinable, but may be material.

    SFAS 144

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaces SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” For long-lived assets to be held and used, SFAS 144 retains the requirements of SFAS 121 to (a) recognize an impairment loss only if the carrying amount is not recoverable from undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. For long-lived assets to be disposed of, SFAS 144 establishes a single accounting model based on the framework established in SFAS 121. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of segments of a business. SFAS 144 also broadens the reporting of discontinued operations. PPL Electric adopted SFAS 144 on January 1, 2002, with no material impact on the financial statements.

14. Derivative Instruments and Hedging Activities

PPL Electric adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 requires that as of the date of adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate. At December 31, 2001, PPL Electric had no derivative instruments.

15. Strategic Initiative

In August 2001, PPL completed a strategic initiative to confirm the structural separation of PPL Electric from PPL and PPL’s other affiliated companies. This initiative enabled PPL Electric to reduce business risk by securing a supply contract adequate to meet its PLR obligations and enabled PPL Electric to lower its capital costs.

In connection with this initiative, PPL Electric:

•
obtained a long-term electric supply contract to meet its PLR obligations, at prices generally equal to the pre-determined “capped” rates it is authorized to charge its PLR customers from 2002 through 2009 under the 1998 PUC settlement order;

•	agreed to limit its businesses to electric transmission and distribution and activities relating to or arising out of those businesses;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to reinforce its corporate separateness from affiliated companies;

•
appointed an independent director to its Board of Directors and required the unanimous consent of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceeding, including any filing of a voluntary petition in bankruptcy or other similar actions;

•
appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the new corporate governance and operating requirements contained in its amended Articles of Incorporation and Bylaws; and

•
adopted a plan of division pursuant to the Pennsylvania Business Corporation Law. The plan of division resulted in two separate corporations. PPL Electric was the surviving corporation and a new Pennsylvania corporation was created. Under the plan of division, $5 million of cash and certain of PPL Electric’s potential liabilities were allocated to the new corporation. PPL has guaranteed the obligations of the new corporation with respect to such liabilities.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case.

At a special meeting of PPL Electric’s shareowners held on July 17, 2001, the plan of division and the amendments to PPL Electric’s Articles of Incorporation and Bylaws were approved, and became effective upon filing the articles of division and the plan of division with the Secretary of State of the Commonwealth of Pennsylvania. This filing was made in August 2001.

As part of the strategic initiative, PPL Electric solicited bids to contract with energy suppliers to meet its obligation to deliver energy to its customers from 2002 through 2009. In June 2001, PPL Electric announced that PPL EnergyPlus was the low bidder, among six bids examined, and was selected to provide the energy supply requirements of PPL Electric from 2002 through 2009. Under this contract, PPL EnergyPlus will provide electricity at pre-determined capped prices that PPL Electric is authorized to charge its PLR customers, and received a $90 million payment to offset differences between the revenues expected under the capped prices and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus at the time of its bid). The contract resulted in PPL EnergyPlus having an eight-year contract at current market prices. PPL has guaranteed the obligations of PPL EnergyPlus under the new contract.

In July 2001, the energy supply contract was approved by the PUC and accepted for filing by the FERC.

Also in July 2001, PPL Electric filed a shelf registration statement with the SEC to issue up to $900 million in debt. In August 2001, PPL Electric sold $800 million of senior secured bonds under this registration statement. The offering consisted of two series of bonds: $300 million of 5 7/8% Series due 2007 and $500 million of 6 1/4% Series due 2009. PPL Electric used a portion of the proceeds from these debt issuances to make the $90 million up-front payment to PPL EnergyPlus, and $280 million was used to repurchase a portion of its common stock from PPL. The remainder of the proceeds will be used for general corporate purposes.

Taken collectively, the steps in the strategic initiative are intended to protect the customers of PPL Electric from volatile energy prices and facilitate a significant increase in leverage at PPL Electric, while lowering its cost of capital.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation

	2001 (a)(g)	2000 (a)(g)	1999 (a)	1998 (a)	1997 (a)
Income Items—millions
Operating revenues	$2,694	$3,336	$3,952	$3,643	$3,049
Operating income (b)	419	669	749	801	790
Net income (loss)	119	261	398	(587)	308
Balance Sheet Items—millions (c)
Property, plant and equipment, net	2,445	2,401	4,345	4,331	6,820
Recoverable transition costs	2,174	2,425	2,647	2,819
Total assets	5,921	6,023	9,092	8,838	9,472
Long-term debt	3,459	3,126	3,505	2,569	2,633
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures	250	250	250	250	250
Preferred stock
With sinking fund requirements	31	46	46	295	295
Without sinking fund requirements	51	51	51	171	171
Common equity	931	1,160	1,296	1,730	2,612
Short-term debt		59	183	91	45
Total capital provided by investors	4,722	4,692	5,331	5,106	6,006
Capital lease obligations (d)			125	168	171
Financial Ratios
Return on average common equity —%	11.09	19.40	25.59	28.21	11.75
Embedded cost rates (c)
Long-term debt —%	6.81	6.88	6.97	7.56	7.91
Preferred stock —%	5.81	5.87	5.87	6.09	6.90
Preferred securities —%	8.44	8.44	8.44	8.44	8.43
Times interest earned before income taxes	1.89	2.81	3.75	4.22	3.67
Ratio of earnings to fixed charges—total enterprise basis (e)	1.9	2.7	3.5	3.9	3.5
Ratio of earnings to fixed charges and dividends on preferred stock—total enterprise basis (e)	1.8	2.5	3.0	3.0	2.8
Sales Data
Customers (thousands)(c)	1,298	1,270	1,270	1,257	1,247
Electric energy sales delivered—millions of kWh
Residential	12,269	11,924	11,704	11,156	11,434
Commercial	12,130	11,565	11,002	10,597	10,309
Industrial	10,000	10,224	10,179	10,227	10,078
Other	211	194	160	164	143

Service area sales	34,610	33,907	33,045	32,144	31,964
Wholesale energy sales (f)	924	17,548	31,715	36,708	21,454

Total electric energy sales delivered	35,534	51,455	64,760	68,852	53,418

(a)
The earnings for each year were affected by unusual items. These adjustments affected earnings available to PPL. See “Earnings” in Review of the Financial Condition and Results of Operations for a description of unusual items in 2001, 2000 and 1999.

(b)	Operating income of 1997 restated to conform to the current presentation.
(c)	At year-end.
(d)	PPL Electric terminated its capital lease in 2000.
(e)
Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(f)	After the July 1, 2000, corporate realignment, PPL Electric only has wholesale sales to municipalities and NUG purchases that are resold to PPL EnergyPlus.
(g)
Comparability of Selected Financial and Operating Data for 2001 and 2000 to prior years is affected by the corporate realignment on July 1, 2000, in which PPL Electric transferred its electric generation and related assets to PPL and its affiliates. (See Note 12 to the Financial Statements for additional discussion.)

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers as of December 31, 2001:

Name	Age	Position	Effective Date of Election to Present Position
Michael E. Bray	54	Vice Chair and President	July 1, 2000
Joseph J. McCabe	51	Vice President and Controller	August 1, 1995
James E. Abel	50	Treasurer	July 1, 2000

Each of the above officers, with the exception of Mr. Bray, had been employed by PPL Electric for more than five years as of July 1, 2000. In connection with the July 1, 2000 corporate realignment, Messrs. McCabe and Abel became employees of PPL Services Corporation, another PPL subsidiary.

Mr. Bray joined PPL Electric in April 2000. Prior to that time, he was President and Chief Executive Officer of Consolidated Edison Development, Inc.

Prior to his election to the position shown above, the following executive officer held other positions within PPL and PPL Electric since January 1, 1997: Mr. Abel was Treasurer (of PPL) and Vice President and Treasurer (of PPL Electric).

SHAREOWNER AND INVESTOR INFORMATION

Annual Meetings: The annual meeting of shareowners of PPL Electric will be held Monday, April 22, 2002 at the Clarion Hotel, 9th & Hamilton Streets, Allentown, Pennsylvania.

Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2002.

Dividends: Subject to the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2002 record dates for dividends are expected to be March 8, June 10, September 10, and December 10.

Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.

Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PPL Services Corporation for safekeeping.

Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners—published and mailed at the beginning of each quarter.

Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

Duplicate Mailings: The PPL Corporation annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

The toll-free Shareowner Information Line is 1-800-345-3085.

Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

Shareowners can also obtain information from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Electric’s Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

Investor Services: For any questions you have or additional information you require about PPL Electric and its subsidiaries, please call the Shareowner Information Line, or write to:

Manager-Investor Services
PPL Services Corporation
Two North Ninth Street
Allentown, PA 18101

Internet Access: For updated information throughout the year, check out our home page at http://www.pplweb.com. You may also contact Investor Services via E-mail at invserv@pplweb.com.

Registered shareowners can access account information by visiting shareowneronline.com.

Listed Securities:	Fiscal Agents:
New York Stock Exchange	Stock Transfer Agents and Registrars
PPL Corporation:	Wells Fargo Bank Minnesota, N.A.
Common Stock (Code: PPL)	Shareowner Services
161 North Concord Exchange
PPL Electric Utilities Corporation:	South St. Paul, MN 55075-1139
4 1/2% Preferred Stock
(Code: PPLPRB)	PPL Services Corporation
4.40% Series Preferred Stock	Investor Services Department
(Code: PPLPRA)
Dividend Disbursing Office and
PPL Capital Trust:	Dividend Reinvestment Plan Agent
8.20% Preferred Securities	PPL Services Corporation
(Code: PPLPRC)	Investor Services Department

PPL Capital Trust II:	Mortgage Bond Trustee
8.10% Preferred Securities	Bankers Trust Co.
(Code: PPLPRD)	Attn: Security Transfer Unit
P.O. Box 291569
PPL Capital Funding Trust I:	Nashville, TN 37229
7.75% PEPSSM Units
(Code: PPLPRE)	Indenture Trustee
JPMorgan Chase Bank
Philadelphia Stock Exchange	450 West 33rd Street
PPL Corporation:	New York, NY 10001
Common Stock
Bond Interest Paying Agent
PPL Electric Utilities Corporation	PPL Electric Utilities Corporation
4 1/2% Preferred Stock	Investor Services Department
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31

2001
Operating revenues	$700	$625	$687	$682
Operating income	121	92	96	110
Net income before cumulative effect of a change in accounting principle	34	21	26	33
Net income	34	21	26	38

2000
Operating revenues	$1,127	$1,006	$570	$633
Operating income	268	217	100	84
Net income (loss) before extraordinary items	131	95	25	(1)
Net income	131	95	25	10

(a)
PPL Electric’s business is seasonal in nature with peak sales periods generally occurring in the winter months. In addition, earnings in several quarters were affected by several unusual items. Lastly, PPL Electric transferred its electric generation and related assets as part of a corporate realignment in July 2000. Accordingly, comparisons among quarters of 2000 and comparisons between 2001 and 2000 may not be indicative of overall trends and changes in operations.

For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner information Line, or write to:

Manager—Investor Services
PPL Services Corporation
Two North Ninth Street (GENTW14)
Allentown, PA 18101
Shareowner Information Line: 800-345-3085
PPL Electric Utilities, PPL Corporation, PPL Energy Supply, LLC and PPL Montanta, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2001 is available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

For the latest information on PPL Electric Utilities Corporation or PPL Corporation
visit our location on the Internet at
http://www.pplweb.com